Exhibit 99.1

WHX Corporation Reports Financial Results for Third Quarter 2008, Earnings Call
and Proposed Reverse Stock Split

WHITE PLAINS, N.Y. November 10, 2008 -- WHX Corporation (Pink Sheets: WXCP.PK) ("WHX" or the "Company") today announced financial results for the third quarter of 2008. The Company also announced that it will hold an earnings call on Monday, November 10 at 4 pm ET. Additionally, the Company said it will seek shareholder approval for a reverse stock split and has filed an application to list WHX common stock on the NASDAQ Capital Market.

Three Month Financial Results

For the three months ended September 30, 2008, WHX reported net income of $9.5 million on net sales of $199.8 million, compared with a net loss of $13.7 million on net sales of $182.4 million for the same period in 2007.  Basic and diluted net income per common share was $0.55 for the third quarter of 2008, compared with a loss of $1.37 in the same period of 2007.

The improved net income resulted from several items including: higher sales, improved gross margin from operating efficiencies, a more profitable product mix and the recognition of a gain of $2.5 million in the third quarter of 2008 from the liquidation of precious metal inventories valued at LIFO.  The comparable third quarter 2007 results were negatively impacted by purchase accounting adjustments that reduced gross profit by $5.6 million, related to the April 2007 acquisition of Bairnco and its inventory purchased at fair value that was subsequently sold in 2007’s third quarter. Excluding the LIFO gain and the purchase accounting adjustment in 2007, gross profit increased by $9.0 million in the third quarter of 2008 versus the same period a year earlier, and was 24.6% of sales as compared to 22.0% of sales for the same period in 2007.

In addition, the Company’s selling, general and administrative expenses include a $0.8 million gain in the third quarter of 2008 from the receipt of a final insurance settlement related to a 2002 fire loss claim. By comparison, the same period of 2007 includes selling, general and administrative expenses for purchase accounting adjustments relating to the acquisition of Bairnco which included the write-off of $1.5 million of acquired research and development costs and $0.8 million for acquired backlog.  The Company also recorded an environmental remediation expense of $2.5 million in the third quarter of 2007.

For the three months ended September 30, 2008, WHX generated Consolidated EBITDA of $19.9 million for the three months ended September 30, 2008, up from $2.1 million for the same period in 2007, or an increase of $17.8 million. Consolidated EBITDA includes $0.8 million of net proceeds from insurance claims in 2008.  In 2007, EBITDA included environmental remediation expense of $2.5 million and purchase accounting charges of $7.9 million related to the acquisition of Bairnco.

Nine Month Financial Results

For the nine months ended September 30, 2008, WHX reported net income of $8.6 million, on net sales of $579.4 million compared with a net loss of $18.2 million on net sales of $477.1 million for the same period in 2007.  2008 net income increased by $26.8 million and net sales increased by $102.3 million.  Basic and diluted net income per common share was $0.69 for the nine months ended September 30, 2008, compared with a loss of $1.82 in the same period of 2007.

Bairnco, which was acquired in April 2007, contributed $156.0 million in net sales for the first nine months of 2008 and $93.0 million of net sales in the first nine months of 2007.  The increase in Bairnco sales of $62.9 million is primarily due to the fact that the comparable 2007 period reflects only 24 weeks of sales for the post-acquisition period April 13 through September 30, 2007, while the 2008 period reflects 39 weeks of sales from January 1 through September 30, 2008. In addition to higher net sales for Bairnco in 2008, the Engineered Materials segment sales increased by $19.8 million, or 11.1%, driven by strong demand for commercial roofing fasteners, new product sales in the home center market, and higher prices reflecting the higher costs of steel and wire. The Precious Metal segment net sales increased by $17.4 million, or 15.3%, primarily driven by higher average precious metal prices and increased volume in certain markets, partially offset by the declining domestic automotive market.

Significant unusual adjustments that occurred in the nine months ended September 30, 2008 were the LIFO liquidation gain of $2.5 million noted above as well as insurance proceeds of $3.4 million from the settlement of two discrete insurance claims.  In addition, there were unusual employee-related costs consisting of $1.2 million related to the termination of two executive employment contracts, and $1.6 million of move-related costs to consolidate two plants in San Antonio, Texas into one. During the same period of 2007, the Company received $5.7 million of net insurance proceeds from a 2002 fire loss claim, recorded an increase to its environmental liability reserve of $2.5 million, and, as noted above, incurred purchase accounting adjustments relating to the acquisition of Bairnco of $7.9 million.

The Company’s nine month Consolidated EBITDA of $49.7 million in 2008 was an increase of $26.6 million from the same period in 2007.  Net insurance proceeds were received in 2008 and 2007 for $3.4 million and $5.7 million, respectively, in addition to the environmental remediation expense of $2.5 million and purchase accounting charges of $7.9 million in 2007 mentioned above. (See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of EBITDA and Consolidated EBITDA).

“We generated operating income and Consolidated EBITDA well ahead of the comparable 2007 periods despite difficult economic conditions in several markets that we serve,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “Our results reflect the significant progress we have made in developing and implementing the WHX Business System, which we expect to continue to improve operating efficiencies and should, subject to economic conditions, drive profitable growth during the remainder of 2008 and beyond.” As described in some detail below, WHX also significantly enhanced its balance sheet with the successful completion of a $156 million Rights Offering completed at the end of September with most of the proceeds used to pay down debt.

WHX Corporation Earnings Call, November 10 at 4pm ET

 WHX Corporation will hold a conference call to discuss third quarter results on Monday, November 10 at 4pm ET.  The dial information for the call is:

US/Canada Dial-in #: (866) 393-1336
Int'l/Local Dial-In #:  (973) 935-8643
Conference ID:   72764678

NOTE: In order to join this conference call, all speakers and participants will be required to provide the Conference ID Number listed above.

Successful Completion of WHX Rights Offering:

The Company sold 111,784,591 shares of its common stock to existing stockholders through the exercise of rights at a subscription price of $1.40 per share, for an aggregate purchase price of $156,498,427. Steel Partners II, L.P., or Steel Partners, the Company's largest stockholder, subscribed for 86,309,098 shares of the Company's common stock for an aggregate purchase price of $120,832,737, pursuant to its basic and applicable oversubscription privileges. After giving effect to the rights offering, Steel Partners owns 75% of the outstanding shares of common stock of the Company.

The Company used the proceeds of the rights offering to (i) redeem preferred stock and accumulated dividends issued by a wholly-owned subsidiary of the Company and held by Steel Partners, totaling $6.0 million, (ii) repay Company indebtedness to Steel Partners of $18.9 million, and (iii) repay $117.6 million of indebtedness of certain wholly-owned subsidiaries of the Company to Steel Partners. In October of 2008, the Company used a portion of the remaining proceeds to make partial payments to certain senior lenders to wholly-owned subsidiaries of the Company in the aggregate principal amount of $13.2 million.

Reverse Stock Split and Application to List WHX Common Stock on the NASDAQ:

The Company has scheduled a special meeting of stockholders on November 19, 2008 to vote upon a proposal to effect a reverse stock split of the Company’s common stock at a ratio within a range from between 1-for-3 and 1-for-10, such ratio to be determined by the Board of Directors. The Board believes that the reverse split may improve the price level of the Company’s Common Stock and that this higher share price could help generate additional interest in the Company.  In addition, although we have made great strides in our operations in the past few years, we believe that our stock price does not fully reflect our achievements.  Our goal is to increase stockholder value and create a more orderly market for the trading of our stock. To accomplish this, we have applied to list our Common Stock on the Nasdaq Capital Market and, to achieve that, we need to maintain a minimum share price of $4.00.  Depending on the size and the success of the reverse stock split, a reverse stock split could, in the Board’s opinion, enable us to meet the minimum price criteria.

Third Quarter Operating Results

The Precious Metal segment realized stronger sales due to higher average precious metal prices, increased market share in the HVAC and welding distribution markets and stronger sales in the energy exploration and electrical markets.  These gains were partially offset by the declining domestic automotive market.  In addition, an acquisition completed in late 2007 contributed $1.3 million to sales in the third quarter.

The Precious Metal segment generated operating profit of $5.8 million in the third quarter compared to $1.5 million in the same period of 2007, an increase of 281%. In addition to the incremental gross profit from higher sales, there were favorable product mix shifts to higher margin products and improved operating efficiencies at the segment’s principal operating facility. These operating efficiencies also resulted in a permanent reduction of precious metal inventory. The Company reported liquidations of precious metal inventories which it accounts for under the LIFO cost method that resulted in a $2.5 million favorable effect on gross margin.

The Tubing segment experienced continuing strong demand for small diameter precision-drawn long coil seamless tubing that services the petrochemical and shipbuilding industries.

The Tubing segment’s operating income increased by $1.5 million to $1.9 million in the third quarter of 2008 as compared to $0.3 million in the same period of 2007, an increase of 440%.  The improvement in operating income was principally the result of improved operating efficiencies within the Specialty Tubing Group, which experienced a loss in the same period of the prior year.  Profit contribution from strong sales of the Stainless Steel Tubing Group also resulted in higher operating income for the segment.

The Engineered Materials segment increased sales by 15.8% over the third quarter of 2007.  This increase was driven by strong demand for commercial roofing fasteners and new product sales in the lumber yard market.

Operating income at the Engineered Materials segment increased by $1.5 million, or 21.7%, to $8.4 million from $6.9 million in the third quarter of 2007.  This improvement principally resulted from the higher sales due to price and volume increases and stable gross profit margin, despite higher steel costs, pricing pressures, increased market share for lower margin private label roofing fastener products, and higher freight costs.

Bairnco Segments:

Sales at the Arlon Electronic Materials (“Arlon EM”) segment sales increased 8.4% from the prior year as a result of a strong finish to the quarter primarily in the military and aerospace markets.  Arlon EM’s operating income’s significant improvement of $5.3 million from prior year is due to the elimination of the one-time charges of $3.9 million of purchase accounting adjustments in addition to improved sales and improved margins from sales mix and increased production volumes and operating efficiencies.

Sales at the Arlon Coated Materials (“Arlon CM”) segment sales increased 4.9%, primarily driven by strong sales to global digital print media markets but partially offset by softness in the Asia container market.  The Arlon CM segment operating income improvement of $2.5 million was primarily due to the elimination of the one-time charges of $2.4 million of purchase accounting adjustments in addition to increased sales and related production volumes, and operating efficiencies that were partially offset by $0.3 million of move related expenses to consolidate two plants into one.

Sales at the Kasco segment increased 2.5% on improved domestic route sales and distributor sales. Kasco’s operating income increased by $1.3 million from the prior year primarily due to the elimination of the one-time charges of $1.5 million for purchase accounting adjustments in 2007.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Consolidated EBITDA”.  The Company is presenting EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines EBITDA as net income before the effects of realized and unrealized losses on derivatives, interest expense, taxes, other income / expense, depreciation and amortization and pension credit. The Company believes EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Consolidated EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Consolidated EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Consolidated EBITDA are significant components in understanding and assessing financial performance. Therefore, Consolidated EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of EBITDA as an analytical tool, including the following:

•	EBITDA does not reflect the Company’s net realized and unrealized losses on derivatives and LIFO liquidations of its precious metal inventory;

•	EBITDA does not reflect the Company’s interest expense;

•	EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect the cash requirements for such replacement; and

•	EBITDA does not include pension credit.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using EBITDA only supplementally. The Company believes that consideration of EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Consolidated EBITDA to Net income (loss), and that reconciliation is set forth below. Because Consolidated EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share)

Net sales	$199,753	$182,400	$579,414	$477,091
Cost of goods sold	147,678	147,796	438,292	382,837

Gross profit	52,075	34,604	141,122	94,254

Selling, general and administrative expenses	33,123	33,627	101,235	83,145
Proceeds from insurance claims, net	(757)	-	(3,447)	(5,689)
Environmental remediation expense	-	2,527	-	2,527
Loss on disposal of assets	13	153	159	288

Income (loss) from operations	19,696	(1,703)	43,175	13,983

Other:
Interest expense	9,175	10,652	30,418	28,558
Realized and unrealized loss (gain) on derivatives	(400)	963	925	1,039
Other expense	642	138	716	328

Income (loss) before taxes	10,279	(13,456)	11,116	(15,942)

Tax provision	811	213	2,527	2,230

Net income (loss)	$9,468	$(13,669)	$8,589	$(18,172)

Basic and diluted per share of common stock

Net income (loss) per share	$0.55	$(1.37)	$0.69	$(1.82)

Weighted average number of common shares outstanding	17,290	10,000	12,457	10,000

WHX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
	(Dollars and shares in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$19,686	$6,090
Trade and other receivables - net	116,365	89,546
Inventories	78,115	83,709
Deferred income taxes	3,432	3,339
Other current assets	9,361	12,023
Total current assets	226,959	194,707

Property, plant and equipment at cost, less accumulated depreciation and amortization	114,189	124,336
Goodwill	64,760	64,317
Other intangibles, net	37,707	39,892
Other non-current assets	17,720	18,337
	$461,335	$441,589

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$58,679	$49,053
Accrued environmental liability	7,157	7,805
Accrued liabilities	43,540	40,308
Accrued interest - related party	-	19,615
Current portion of long-term debt	60,168	7,513
Current portion of long-term debt-related party	44,098	-
Short-term debt - related party	-	5,100
Short-term debt	37,049	50,180
Deferred income taxes	142	142
Total current liabilities	250,833	179,716

Long-term debt	76,302	141,678
Long-term debt - related party	10,000	154,901
Accrued pension liability	8,934	15,653
Other employee benefit liabilities	7,621	7,595
Deferred income taxes	7,931	8,217
Other long-term liabilities	5,418	3,374
	367,039	511,134

Stockholders' (Deficit) Equity:
Preferred stock - $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 and 50,000 shares; issued and outstanding 121,785 and 10,000 shares, respectively	1,218	100
Warrants	-	1,287
Accumulated other comprehensive loss	(32,912)	(32,559)
Additional paid-in capital	551,522	395,748
Accumulated deficit	(425,532)	(434,121)
	94,296	(69,545)
	$461,335	$441,589

WHX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$8,589	$(18,172)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,260	13,325
Non-cash stock based compensation	378	1,644
Acquired in-process research and development	-	1,520
Amortization of debt related costs	1,441	1,421
Payment in kind interest on related party debt	5,285	3,018
Curtailment of employee benefit obligations	-	727
Deferred income taxes	(362)	(218)
Loss on asset dispositions	159	288
Equity in after-tax income of affiliated companies	(27)	(41)
Unrealized loss (gain) on derivatives	(249)	144
Reclassification of net cash settlements on derivative instruments	1,174	895
Decrease (increase) in operating assets and liabilities, net of effect of acquisitions:
Trade and other receivables	(26,964)	(17,311)
Inventories	5,254	11,497
Other current assets	2,446	1,363
Accrued interest-related party	(19,615)	5,633
Other current liabilities	1,938	(18,612)
Other items-net	(208)	391
Net cash used in operating activities	(4,501)	(12,488)
Cash flows from investing activities:
Acquisition of Bairnco net of cash acquired	-	(99,492)
Plant additions and improvements	(9,926)	(7,040)
Net cash settlements on derivative instruments	(1,174)	(895)
Proceeds from sales of assets, net	8,179	4,323
Net cash used in investing activities	(2,921)	(103,104)
Cash flows from financing activities:
Proceeds of stock rights offering	155,790	-
Proceeds from term loans - related party	-	115,080
Proceeds from term loans - domestic	4,000	76,000
Proceeds from term loans - foreign	-	93
Net revolver borrowings (repayments)	(13,127)	7,878
Repayments of term loans - foreign	(371)	(365)
Repayments of term loans - domestic	(16,394)	(20,694)
Repayments of term loans - related party	(111,188)	(55,499)
Deferred finance charges	(1,534)	(3,937)
Net change in overdrafts	3,845	1,001
Net cash provided by financing activities	21,021	119,557
Net change for the period	13,599	3,965
Effect of exchange rate changes on net cash	(3)	201
Cash and cash equivalents at beginning of period	6,090	4,776
Cash and cash equivalents at end of period	$19,686	$8,942

WHX CORPORATION
CONDENSED CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)
Net Sales:
Precious Metal	$40,344	$36,994	$131,624	$114,202
Tubing	31,986	30,801	93,191	91,051
Engineered Materials	74,884	64,670	198,636	178,820
Arlon Electronic Materials (a)	16,777	15,470	48,409	29,487
Arlon Coated Materials (a)	19,103	18,213	56,763	32,896
Kasco (a)	16,659	16,252	50,791	30,635
Total net sales	$199,753	$182,400	$579,414	$477,091
Operating income (loss) before corporate allocations:
Precious Metal	$6,759	$2,791	$14,120	$6,738
Tubing	2,776	1,525	7,864	3,241
Engineered Materials	9,238	7,967	20,458	17,577
Arlon Electronic Materials (a) (b)	1,849	(3,326)	4,232	(896)
Arlon Coated Materials (a) (b)	185	(2,184)	(211)	(1,969)
Kasco (a) (b)	625	(531)	2,703	180
Total	21,432	6,242	49,166	24,871

Corporate expenses allocation:
Precious Metal	987	1,276	3,141	3,735
Tubing	923	1,182	2,940	3,379
Engineered Materials	862	1,108	2,742	3,147
Arlon Electronic Materials (a)	232	389	814	666
Arlon Coated Materials (a)	279	451	955	740
Kasco (a)	235	408	854	691
Total	3,518	4,813	11,446	12,357
Segment operating income (loss):
Precious Metal	5,772	1,515	10,979	3,003
Tubing	1,853	343	4,924	(138)
Engineered Materials	8,376	6,859	17,716	14,430
Arlon Electronic Materials (a) (b)	1,617	(3,715)	3,418	(1,562)
Arlon Coated Materials (a) (b)	(94)	(2,635)	(1,166)	(2,709)
Kasco (a) (b)	390	(939)	1,849	(511)
Segment operating income	17,914	1,429	37,720	12,514

Unallocated corporate expenses	1,146	2,021	4,388	5,685
Unallocated pension credit	(2,185)	(1,569)	(6,555)	(4,280)
Proceeds from insurance claims, net	(757)	-	(3,447)	(5,689)
Environmental remediation expense	-	2,527	-	2,527
Loss on disposal of assets	13	153	159	288
Income from operations	19,697	(1,703)	43,175	13,983
Interest expense	9,175	10,652	30,418	28,558
Realized and unrealized (gain) loss on derivatives	(400)	963	925	1,039
Other expense	643	138	716	328
Income (loss) before taxes	$10,279	$(13,456)	$11,116	$(15,942)

a)	The results of the Bairnco segments in 2007 reflect the period subsequent to its acquisition, April 13 through September 30, 2007.

b)
The following non-recurring charges relating to the purchase accounting for the Bairnco acquisition are included in the three and nine month 2007 results above:  Arlon EM-$3,956, Arlon CM-$2,425, and Kasco-$1,465. The operating income (loss) for the Arlon CM segment includes $0.3 million and $1.6 million of move costs in the quarter and nine month period ended September 30, 2008, respectively, to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the periods were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

Supplemental Non-GAAP Disclosures
Consolidated EBITDA
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(amounts in thousands)		(amounts in thousands)
Net income (loss)	$9,468	$(13,669)	$8,589	$(18,172)
Add (Deduct):
Tax provision	811	213	2,527	2,230
Interest expense	9,175	10,652	30,418	28,558
Realized and unrealized loss (gain) on derivatives	(400)	963	925	1,039
LIFO liquidation gain - precious metal inventory	(2,479)	-	(2,479)	-
Depreciation & amortization	5,522	5,512	16,260	13,325
Pension credit	(2,185)	(1,569)	(6,555)	(4,280)
EBITDA*	$19,912	$2,102	$49,685	$22,700

* EBITDA includes $0.8 million of net proceeds from insurance claims in the three month period ended September 30, 2008.  For the nine month periods ended September 30, 2008 and 2007, net insurance proceeds were $3.4 million and $5.7 million, respectively.

Our Company

WHX Corporation, the parent company, invests in and manages a group of businesses on a decentralized basis.  WHX owns Handy & Harman (“H&H”), a diversified manufacturing company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  In April 2007, WHX acquired Bairnco Corporation, a diversified manufacturing company that operates business units in three reportable segments: Arlon Electronic Materials, (“EM”) Arlon Coated Materials, (“CM”), and Kasco Replacement Products and Services.  H&H and Bairnco principally operate in North America.

H&H’s Precious Metal segment fabricates precious metal and their alloys into brazing alloys, and utilizes precious metal in precision electroplating often using silver, gold, and palladium in combination with base metals for use in a wide variety of industrial applications.  The Tubing segment manufactures and sells a variety of steel tubing products and fabrications primarily from stainless steel and carbon steel, for use in a wide variety of industrial applications.  The Engineered Materials segment supplies products to the construction and building industries, including fasteners and fastening systems for the commercial flat roofing industry, plastic and steel fittings and connections for natural gas and water distribution and electro-galvanized steel products primarily for use in the construction industry.

Arlon EM segment designs, manufactures, markets and sells high performance laminate materials and bonding films utilized in the military/aerospace, wireless communications, automotive, oil drilling, and semiconductor markets.  Arlon CM segment designs, manufactures, markets and sells laminated and coated products to the electronic, industrial and commercial markets under the Arlon and Calon brand names.  The Kasco segment is a leading provider of meat-room products (principally replacement band saw blades) and on-site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe.  The results of operations of Bairnco are included in the financial results of WHX beginning April 13, 2007.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2007 and Prospectus dated July 21, 2008 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

CONTACT:	WHX Corporation Glen Kassan, Vice Chairman of the Board and Chief Executive Officer 914-461-1260

SOURCE:	WHX Corporation